Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 11, 2020, relating to the consolidated financial statements of Arch Therapeutics, Inc. and Subsidiary appearing in the Annual Report on Form 10-K for the years ended September 30, 2020 and 2019. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moody, Famiglietti & Andronico, LLP

Moody, Famiglietti & Andronico, LLP

Tewksbury, Massachusetts

February 26, 2021